Issuer Free Writing Prospectus dated June 3, 2020

Filed Pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement dated June 3, 2020

Registration Statement No. 333-225731

 Globant Announces Proposed Public Offering of Common Shares

SAN FRANCISCO, June 3, 2020 -- Globant S.A. (NYSE: GLOB), a digitally-native technology services company, today announced that it intends to offer and sell 2,000,000 of its common shares, subject to market and other conditions, in an underwritten public offering. All of the common shares will be sold by Globant. Globant intends to grant the underwriters a 30-day option to purchase up to 300,000 additional common shares at the public offering price, less the underwriting discounts and commissions.

Globant intends to use the proceeds from this offering for general corporate purposes, including working capital, operating expenses and capital expenditures. In connection with the advancement of its acquisition strategy, Globant may use a portion of the proceeds from this offering to fund acquisitions.

J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC and Citigroup are acting as joint lead book-running managers for the offering.

The common shares described above are being offered by Globant pursuant to its shelf registration statement on Form F-3 (File No. 333-225731) that became automatically effective upon filing with the Securities and Exchange Commission (the “SEC”) on June 20, 2018. The offering will be made only by means of a prospectus supplement and accompanying prospectus. Before making any investment decision, you should read the prospectus supplement, accompanying prospectus and other documents Globant has filed with the SEC for more complete information about Globant and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at: www.sec.gov. Copies of the prospectus supplement and accompanying prospectus may also be obtained by contacting J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at 1-866-803-9204 or by email at prospectus-eq_fi@jpmchase.com; Goldman Sachs & Co. LLC by mail at 200 West Street, New York, NY 10282, Attention: Prospectus Department, by telephone at (866) 471-2526, or by email at prospectus-ny@ny.email.gs.com; or Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (Tel: 800-831-9146 or email to: Prospectus@citi.com).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Globant

We are a digitally-native company where innovation, design and engineering meet scale. We use the latest technologies in the digital and cognitive fields to transform organizations in every aspect.

●	We are more than 12,500 professionals and we are present in 16 countries working for companies like Google, Rockwell Automation and Electronic Arts, among others.
●	We are featured as a business case study at Harvard, MIT and Stanford.
●	We are a member of the Cybersecurity Tech Accord.

Forward Looking Statements

Certain matters discussed in this press release are “forward-looking statements”. Globant may, in some cases, use terms such as “predicts,” “believes,” “potential,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. The forward-looking statements include, but are not limited to, statements about Globant’s public offering and the anticipated use of proceeds therefrom. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Globant’s business, including, without limitation: the uncertainties related to market conditions and the completion of the public offering on the anticipated terms or at all, and the uncertainties inherent in the identification, negotiation, consummation and integration of acquisitions of other businesses; the impact and duration of the COVID-19 pandemic; Globant’s ability to maintain current resource utilization rates and productivity levels; Globant’s ability to manage attrition and attract and retain highly-skilled IT professionals; Globant’s ability to accurately price its client contracts; Globant’s ability to achieve its anticipated growth; Globant’s ability to effectively manage its rapid growth; Globant’s ability to retain its senior management team and other key employees; Globant’s ability to continue to innovate and remain at the forefront of emerging technologies and related market trends; Globant’s ability to retain its business relationships and client contracts; Globant’s ability to manage the impact of global adverse economic conditions; and Globant’s ability to manage uncertainty concerning the instability in the current economic, political and social environment in Latin America. The factors discussed herein could cause actual results and developments to be materially different from those expressed in or implied by such statements.  A further list and description of Globant’s risks, uncertainties and other factors can be found in the Company’s most recent Annual Report on Form 20-F and Globant’s subsequent filings with the SEC. Copies of these filings are available online at www.sec.gov. The forward-looking statements are made only as of the date of this press release and Globant undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.  All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contacts:

Investor Relations Contact:
Paula Conde & Amit Singh, Globant
investors@globant.com
+1 (877) 215-5230

Media Contact:
Lucía Ledesma,

Globant
pr@globant.com
+1 (877) 215-5230